UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016

KBS STRATEGIC OPPORTUNITY REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-55424	46-2822978
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing of the ground lease in 210 West 31st Street, New York, New York by the joint venture (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
210 West 31st Street
On December 1, 2016, KBS Strategic Opportunity REIT II, Inc., (the “Company”), through a joint venture (the “210 West 31st Street Joint Venture”) between the Company’s indirect wholly owned subsidiary and Onyx 31 Street LLC (the “JV Partner”), acquired a ground lease in 210 West 31st Street, New York, New York (“210 West 31st Street”). The ground lease for 210 West 31st Street expires on January 31, 2114. Neither the JV Partner nor the seller is affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor.
The Company owns an 80% equity interest in the 210 West 31st Street Joint Venture. The JV Partner is the managing member of the joint venture; however, its authority is limited, as the Company must give approval of major decisions involving the business of the joint venture and 210 West 31st Street and its operations, in the manner set forth in the joint venture agreement. Income, losses and distributions are generally allocated based on the members’ respective equity interests, subject to adjustments based on certain performance thresholds set forth in the joint venture agreement. Additionally, in certain circumstances described in the joint venture agreement, the Company and the JV Partner may be required to make additional capital contributions to the 210 West 31st Street Joint Venture, in proportion to the members’ respective equity interests.
The purchase price of 210 West 31st Street was $48.0 million plus closing costs. The 210 West 31st Street Joint Venture funded the acquisition of 210 West 31st Street with capital contributions from its members and with proceeds from the 210 West 31st Street Mortgage Loan (described below). The Company funded its contribution to the joint venture with proceeds from its ongoing initial public offering.
210 West 31st Street is located in New York, New York and consists of an 8,637 square foot development site located directly across the street from Madison Square Garden and Penn Station. 210 West 31st Street is currently a 23,110 square foot, 2-story building with basement. The Company intends to make significant renovations or improvements to 210 West 31st Street, including demolishing the existing structure and redeveloping the property into a 2-story retail building with a lower level and a rooftop deck and currently estimates these renovations and improvements to cost approximately $14.2 million.
ITEM 2.03 CREATION OF A DIRECT OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On December 1, 2016, in connection with the acquisition of 210 West 31st Street, the 210 West 31st Street Joint Venture entered into a building loan agreement and an acquisition and project loan agreement with PacificCal PC Core Lender, LLC (the “Lender”), an unaffiliated lender, for aggregate borrowings of $47.1 million, each secured by 210 West 31st Street (together, the “210 West 31st Street Mortgage Loan”). At closing, $32.6 million of the loan was funded and the remaining $14.5 million was available for future disbursements to be used for capital improvement costs, tenant improvement costs, leasing commissions and operating/interest shortfall, subject to certain terms and conditions contained in the loan documents.
The 210 West 31st Street Mortgage Loan matures on December 1, 2019, with two one-year extension options, subject to certain terms and conditions contained in the loan documents. The 210 West 31st Street Mortgage Loan bears interest at a floating rate of 550 basis points over one-month LIBOR. The 210 West 31st Street Joint Venture entered into an interest rate cap that effectively limits one-month LIBOR on the full loan amount at 3.00% effective December 1, 2016 through December 1, 2019. Monthly payments are interest only with the entire unpaid principal balance and all outstanding interest and fees due at maturity. The 210 West 31st Street Joint Venture has the right to prepay the loan in whole subject to, in certain circumstances, a prepayment fee, and other terms and conditions as described in the loan documents.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since the Company intends to demolish the existing structure described in Item 2.01, the financial statements for the acquired real property are not included in this filing.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Dated: December 6, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary